UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2025 (January 7, 2025)

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 7, 2025, Flowers Foods, Inc., a Georgia corporation (the “Company”), Daffodil Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Purchaser”), and Daffodil Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Purposeful Foods Holdings, Inc., a Delaware corporation (“Purposeful Foods”), the parent company of Simple Mills, Inc.

Pursuant to the Merger Agreement, the Company will acquire Purposeful Foods for a purchase price of $795 million in cash and Merger Sub will merge with and into Purposeful Foods, with Purposeful Foods being the surviving corporation (“Surviving Corporation”). After the consummation of the merger, Purchaser will be the sole stockholder of the Surviving Corporation.

The Merger Agreement contains customary representations and warranties made by each of the parties. The parties have also agreed to various covenants in the Merger Agreement, including agreements by Purposeful Foods to conduct its operations in the ordinary course of business consistent with past practice.

The closing of the merger is subject to customary closing conditions, including (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the continued accuracy of the representations and warranties of the parties (subject to specified materiality standards) and (iii) the absence of a material adverse effect with respect to Purposeful Foods.

In connection with entering into the Merger Agreement, the Company entered into a commitment letter, pursuant to which, among other things, Royal Bank of Canada has committed to provide debt financing for consummation of the merger, consisting of a $795.0 million 364-day senior unsecured term loan credit facility (the “Term Loan Facility”), on the terms and subject to the conditions set forth in the commitment letter. The Term Loan Facility will be subject to reduction or prepayment upon the completion of certain debt and equity financings, as applicable, and upon other specified events. The obligations of the commitment party to provide this debt financing is subject to a number of customary conditions, including, without limitation, execution and delivery of definitive documentation. Pursuant to the Merger Agreement, Purposeful Foods has agreed to cooperate with the Company’s efforts in connection with these financings.

The closing of the merger is expected to be consummated during the first quarter of 2025, subject to receipt of regulatory and other approvals and customary closing conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, a copy of which will be filed with the Company’s next Annual Report on Form 10-K.

Item 7.01 Regulation FD Disclosure

On January 8, 2025, the Company issued a press release announcing the proposed acquisition, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference. Also on January 8, 2025, the Company posted on its website at https://www.flowersfoods.com an investor presentation regarding the proposed acquisition, a copy of which is furnished herewith as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 8, 2025.

99.2	Investor Presentation, dated January 8, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

Date: January 8, 2025	By:	/s/ R. Steve Kinsey
	Name:	R. Steve Kinsey
	Title:	Chief Financial Officer